EXHIBIT 10.1

Fee Deferral Plan for Directors
of
Weyerhaeuser Company

Amended and Restated Effective January 1, 2009

1.
Name and Purpose.  The name of this plan is the “Fee Deferral Plan for Directors of Weyerhaeuser Company” (the “Plan”).  Its purpose is to provide non-employee Directors of the Company with increased flexibility in timing the receipt of Fees earned as a Director and to assist the Company in attracting and retaining qualified individuals to serve as Directors.

2.	Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a)	“2004 Plan” has the meaning set forth in Paragraph 10.

(b)
“Board” means the Board of Directors of the Company, provided that no member of the Board shall participate in or cast a vote with respect to any matter which specifically relates to that individual, as opposed to relating to the Directors as a group. The Compensation Committee of the Board (“Committee”) makes recommendations to the Board, when appropriate, with respect to matters arising under the Plan.

(c)	“Common Shares” means the shares of common stock, $1.25 par value, of the Company.

(d)	“Company” means Weyerhaeuser Company.

(e)	“Deferral Period” means that period of time from the end of the date on which Fees would have been paid but for deferral under the Plan until the time when such Fees are paid.

(f)
“Deferred Fees” means that part of any Fees that has been deferred pursuant to the Plan, together with any earnings or other appreciation thereon. All Deferred Fees (including Designated Stock Equivalents) are subject to the restrictions on transfer set forth in Subparagraph 7(d).

(g)	“Designated Stock Equivalents” has the meaning set forth in Subparagraph 4(d).

(h)	“Director” for purposes of the Plan means a person serving on the Board who is not an Employee of the Company or any of its subsidiaries.

(i)	“Effective Date” has the meaning set forth in Paragraph 10.

(j)
“Employee” means a person who is classified by the Company as actively employed by the Company and who is compensated on a salaried basis as reflected on the Company's or any of its subsidiaries' payroll records.

(k)
“Event” as used in Subparagraphs 4(b) and 4(c) means an occurrence the date or dates of which are acceptable to the Board and objectively determinable at the time an amount is deferred under the Plan in accordance with Section 409A.  This includes, but is not limited to, a Separation from Service, the designation of a calendar year or years, or when a Director reaches a specified age.

(l)
“Fees” mean the fees payable to a Director by the Company as an annual “retainer” upon his or her election or reelection to the Board, fees payable for attending meetings and fees payable for extended travel at the request of the Board or a Committee of the Board, but not including any reimbursement for expenses.

(m)	“Interest Rate Deferral” has the meaning set forth in Subparagraph 4(b)(i).

(n)	“Plan Year” means the Year in which the Fees are earned.

(o)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance promulgated thereunder.

(p)	“Separation from Service” means the failure to be reelected to, or the resignation or retirement from, the Board as a Director for any reason within the meaning of Section 409A.

(q)
“Specified Employee” means a Director who, as of the date of the Director's Separation from Service for any reason, is a key employee of Weyerhaeuser Company.  The Director is a key employee if the Director meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve-month period ending on a Specified Employee identification date.  If the Director is a key employee as of December 31, the Director shall be treated as a Specified Employee for the entire twelve-month period beginning on the next following April 1.

(r)	“Stock Equivalent” means a deferred unit of account which is equivalent in value to one Common Share of the Company.

(s)	“Stock Equivalent Deferral” has the meaning set forth in Subparagraph 4(b)(ii).

(t)	“Trading Day” means a day that the New York Stock Exchange is open for business.

(u)	“Year” means the 52- or 53-week period used by the Company as its fiscal year.

3.	Participation in the Plan. Any individual who is a Director may participate in the Plan.

4.	Payment or Deferral of Fees. Payment of Fees shall be made as follows:

(a)
Immediate Payment.  Except as otherwise provided in subparagraphs (b) and (d) below, payment of Fees to a Director shall be made in cash and in full as soon as practicable following the time when the Fees are earned; provided that the annual “retainer” is deemed earned immediately following the Company's annual meeting of shareholders or other shareholder meeting at which Directors are elected, or in the case of newly appointed Directors immediately following such appointment.

(b)
Deferred Fees.  Except as provided in subparagraph (d) below for Designated Stock Equivalents, a Director may elect to defer receipt of a percentage of all of his or her Fees earned in any Plan Year.  The procedure for election is set forth in subparagraph (c) below.  Two forms of Deferred Fees are provided for.

(i)
“Interest Rate Deferral” - This form of deferral provides for the payment of the amount to be deferred with interest over a number of years selected by a Director, commencing with the year or an Event selected by the Director, provided that the last payment must be made not later than the earlier of (A) the twentieth Year following the Year of the Director's Separation from Service and (B) the year during which the Director's eightieth birthday occurs.  Details as to the amount and timing of payments are set forth in Paragraph 5.

(ii)
“Stock Equivalent Deferral” - This form of deferral provides for the payment of the amount to be deferred, increased or decreased by reference to the market price and dividend history of Common Shares, over a number of years selected by a Director, commencing with the year or Event selected by the Director, provided that such year or Event must not be any earlier than the second calendar year after the year in which the election is made, and further provided that the last payment must be made not later than the earlier of (A) the twentieth Year following the Year of the Director's Separation from Service and (B) the year during which the Director's eightieth birthday occurs.  Details as to the amount and timing of payments are set forth in Paragraph 6.

(c)
Election Procedure.  A Director shall notify the Committee in writing on or prior to the December 15 preceding each Plan Year of his or her election to defer the receipt of a percentage or all of any Fees to be earned starting in the Plan Year about to commence; provided, however, that a Director who is newly elected or appointed to the Board after the commencement of a Plan Year may notify the Committee of such deferral election up to 30 days after the effective date of his or her election or appointment (in which case such deferral election shall only be effective for the deferral of Fees payable for services performed after such deferral election).  Such deferral election shall state the percentage or percentages to be received as Deferred Fees under subparagraphs (b)(i) and (ii) above.  Any Fees or part thereof which the Director has not elected to defer shall be paid as provided in subparagraph (a) above.  Each notice to defer shall:

(i)	State the percentage of the Fees to be deferred.

(ii)	Designate the percentage of the total amount to be deferred which will be deferred as an Interest Rate Deferral and as a Stock Equivalent Deferral.

(iii)	State the year or Event during which payments will commence and the number of years elected for payment.

An election to defer Fees is irrevocable.

(d)
Fees Designated as Stock Equivalents. In the event that the Board designates that any Fee to be paid to a Director shall be paid in Stock Equivalents, then such fees (referred to herein as “Designated Stock Equivalents”) shall be treated as Stock Equivalents under the Plan.  With respect to Designated Stock Equivalents:

(i)
a Director shall not make the election provided for in subparagraph (c) above, but shall elect a Year or Event (which must not be any earlier than the Year of the Director's Separation from Service) in which payments shall commence and the number of Years elected for payment;

(ii)
the election provided for in subparagraph (d)(i) above shall be made in writing on or prior to the December 15 preceding each Plan Year with respect to Designated Stock Equivalents to be earned in the following Year, if any, and shall be irrevocable; provided, however, that a Director who is newly elected or appointed to the Board after the commencement of a Plan Year may notify the Committee of such deferral election up to 30 days after the effective date of his or her election or appointment (in which case such deferral election shall only be effective for the deferral of Fees payable for services performed after such deferral election).  Should a Director fail to make such deferral election for any Plan Year, any Designated Stock Equivalents for such Plan Year shall be payable in a single lump sum payment following the Director's Separation from Service;

(iii)	a Director shall be entitled to receive payments as provided in Subparagraph 6(c)(i), but shall not be entitled to the election provided in Subparagraph 6(c)(ii); and

(iv)	the provisions of the Plan, including those relating to Deferred Fees, shall apply to Designated Stock Equivalents to the extent they are not inconsistent with this subparagraph (d).

5.	Interest Rate Deferral.

(a)
Accounts.  Any amount deferred under the Interest Rate Deferral option shall be credited to a Director's account as of the day it would otherwise have been paid in cash and shall thereafter accrue interest at a rate to be designated from time to time by the Board, with such interest to be compounded monthly.

(b)
Payments.  A Director shall be entitled to receive cash payments with respect to Fees deferred under the Interest Rate Deferral option together with interest accrued to the date of payment in each Year of the applicable period as elected under Subparagraph 4(c); provided, however, that in the event payments commence based on a Director's Separation from Service, no payment shall be made earlier than six months after the date of such Separation from Service if the Director is then a Specified Employee, in which case any suspended payment shall occur on the earliest date permitted by this Subparagraph and Section 409A.  The amount of cash to be paid each Year with respect to the amount of Deferred Fees from any Plan Year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the applicable payment period for such Deferred Fees, by the remaining portion of such Deferred Fees plus accrued interest on such Deferred Fees (e.g., 1/10th is paid in the first year of a ten-year payment period; 1/9th of the remaining balance in the second year, 1/8th of the remaining balance in the third year, etc., over the ten years).

6.	Stock Equivalent Deferral.

(a)
Accounts.  The amount of Fees designated to be deferred in the form of Stock Equivalents shall be divided by the median price per share of Company stock for the last 11 Trading Days of January in the Plan Year during which it would otherwise have been paid in cash to determine the number of deferred Stock Equivalents or fractions thereof credited to a Director's account.  Any amount deferred under the Stock Equivalent Deferral option shall be credited to a Director's account promptly following the foregoing calculation.

(b)
Dividend Equivalents.  All such deferred Stock Equivalents shall be credited with an amount equivalent to each dividend declared on Common Shares.  The amount of such dividend equivalents shall be divided by the price per share of common stock of the Company on the payable date for such dividend to determine the number of additional deferred Stock Equivalents or fractions thereof to be credited to a Director's account.

(c)	Payments.

(i)
A Director shall be entitled to receive cash payments with respect to any Deferred Fees under the Stock Equivalent deferral option represented by Stock Equivalents credited to his or her account.  A payment shall be made in each Year of the period previously elected under Subparagraph 4(c) with respect to such Deferred Fees; provided, however, that in the event payments commence based on a Director's Separation from Service, no payment shall be made earlier than six months after the date of such Separation from Service if the Director is then a Specified Employee, in which case any suspended payment shall occur on the earliest date permitted by this Subparagraph and Section 409A.  The amount to be paid each Year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the elected payment period, by the remaining portion of Stock Equivalents credited to the Director's account, to determine the number of Stock Equivalents for which payment is to be made. The number of Stock Equivalents shall be multiplied by the median price per share of Common Shares for the last 11 Trading Days of January of the Year of payment.

(ii)
As to Stock Equivalents credited to a Director's account deferred from any Plan Year (including increments thereto), notwithstanding any provision in this Subparagraph (c) to the contrary, at any time after the later of (A) the Director's fifty-second birthday or (B) six months after the Stock Equivalents were credited to the Director's account, the Director (or the Director's beneficiary in the event of the death of the Director) may irrevocably elect to establish and fix a firm price for Stock Equivalents currently credited to such portion of his or her account.  The firm price shall then be the price per share of the common stock of the Company as of any Trading Day concurrent with the delivery of such election to the Plan's recordkeeper if delivered before the close of the New York Stock Exchange, or at a price per share of the common stock of the Company on the next following Trading Day, if delivered after the close of the New York Stock Exchange.  Interest shall be earned from the date the last dividend equivalent was credited under subparagraph (b) above at the rate applicable from time to time under Subparagraph 5(a).  Such interest shall be compounded monthly.  Such election shall not accelerate actual payment under the Stock Equivalent deferral option.

(d)
Change in Common Shares.  Any change in the Common Shares, whether through merger, consolidation, recapitalization, stock split, stock dividend or other change in the Company's structure, shall be similarly reflected in the number of Stock Equivalents.

(e)	Price per Share. The term “price per share” shall refer to the closing price of the common stock of the Company on the New York Stock Exchange on the Trading Day in question.

7.	General Provisions Related to Interest Rate Deferrals and Stock Equivalents Deferrals.

(a)
Date of Payments.  Payments of deferred amounts shall be made annually prior to March 15 based on the election made by a Director.  All payments with respect to Interest Rate Deferrals shall be made in January of each Year.  All payments with respect to Stock Equivalents shall be made in February of each Year.  If payment is triggered by an Event and the Event occurs during the Year, payments shall begin in January or February, as applicable, of the following Year.

(b)
Segregation of Funds.  The Company shall be under no obligation to segregate any Fees deferred during the Deferral Period.  Such unsegregated funds are subject to the claims of the Company's general creditors during the Deferral Period.

(c)
Beneficiaries.  A Director may appoint a beneficiary or beneficiaries to receive payments to be made with respect to Deferred Fees, if any, after the Director's death.  In the absence of such appointment, all such amounts shall be paid to the Director's estate.  The appointment shall be made on a form to be supplied by the Committee and may be revoked or superseded at any time.

(d)
Restrictions on Deferred Fees.  No Director's interest in any Deferred Fees account is assignable, either by voluntary or involuntary assignment or by operation of law.  No part of any Deferred Fees, regardless of the form thereof, may be paid over, loaned, sold, assigned, transferred, discounted, pledged as collateral for a loan or in any other way encumbered until the end of the Deferral Period with respect to such Deferred Fees.

8.	Administration and Amendment of the Plan.

(a)
Powers of the Committee.  Full power and authority to construe and interpret the Plan shall be vested in the Committee as, from time to time, constituted by the Board.  Decisions hereunder by the Committee shall be final, conclusive and binding on all parties, including each Director and the Company.

(b)	Expenses of the Plan. The expenses of administering the Plan shall be borne by the Company.

(c)
Amendment and Termination.  The Board in its sole discretion may (i) amend, suspend or terminate the Plan and (ii) supplement or replace the Plan with other Deferred Fees plans; provided that no amendment, supplement or replacement providing for the payment of Fees in the form of stock of the Company shall be effective unless approved by the shareholders of the Company.

(d)
Directors' Rights.  No amendment, suspension or termination of the Plan shall affect any deferral already made, and in the event of any such change, any Deferred Fees credited to a Director's account shall be paid as provided herein.  No Director shall have any right or interest in the Plan or its continuance or in his or her continued participation in the Plan, other than in the Deferred Fees credited to his or her account.  The existence of the Plan does not extend to any Director a right to continued Director status with the Company, and each Director is deemed to have agreed to the terms herein.

9.
Notice to the Plan Recordkeeper.  Any notice required to be furnished by a Director to the Plan recordkeeper shall be deemed to be provided if sent via fax or first class mail, in accordance with information and instructions communicated by the Plan recordkeeper to the Directors from time to time.

10.
Effective Date.  The Plan was originally effective December 8, 1981, permitting deferrals with respect to Fees to be earned in the Plan Year 1982.  The Plan was subsequently amended and restated as of December 7, 1994, April 16, 1996, June 12, 2003 and October 6, 2004.  The Plan is now amended and restated effective January 1, 2009 (the “Effective Date”).  This most recent restatement applies only to Fees earned and vested after the Effective Date and to Directors serving thereafter.  All Fees subject to deferral that were earned and vested prior to 2005 shall continue to be subject to the terms and conditions of the Plan as in effect on December 31, 2004 or any earlier date, as applicable (“2004 Plan”).  All Fees subject to deferral that were earned or vested between January 1, 2005 and December 31, 2008 shall be subject to the terms and conditions of this most recent restatement, as modified by the operation of the Plan in accordance with transition and other official guidance issued pursuant to Section 409A.  No amendment to the Plan on and after the Effective Date is intended to, nor shall it be deemed to, apply to the terms and conditions of the 2004 Plan or any earlier date unless expressly provided by the terms of such amendment.

11.
No Acceleration.  The acceleration of the time or schedule of any payment due under the Plan is generally prohibited.  The Board may, however, accelerate certain distributions under the Plan to the extent permitted under Section 409A.

12.	Miscellaneous.

(a)
Rights Unsecured.  The rights of a Director or his or her beneficiary to receive a payment hereunder shall be an unsecured claim against the general assets of the Company, and neither the Director nor his or her beneficiary shall have any rights in or against any amount credited to his or her account or any other specific assets of the Company.  The Plan at all times shall be considered entirely unfunded for tax purposes.  Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to the Company's general creditors in the event of the Company's bankruptcy or insolvency.  The Company's obligation under the Plan shall be that of an unfunded and unsecured promise to pay benefits in the future.  The Plan shall not be subject to any mistake of fact claim.

(b)
Taxes.  The Company or any other payer may withhold from a benefit payment under the Plan or from any other compensation payable by the Company to the Director any federal, state or local taxes required by law to be withheld with respect to a deferral, payment or accrual under the Plan, and shall report such payments and other Plan-related information to the appropriate governmental agencies as required under applicable law.

(c)
No Guaranty of Tax Consequences.  None of the Company, the Committee or any other person guaranties that any particular federal or state income, payroll, personal property or other tax consequence shall occur because of participation in the Plan.  A Director should consult with professional tax advisors regarding all questions relative to the tax consequences arising from participation in the Plan.

(d)
Successors and Assigns.  The terms and conditions of the Plan, as amended and in effect from time to time, shall be binding on the Company's successors and assigns, including, without limitation, any entity into which the Company may be merged or with which the Company may be consolidated.

(e)
Applicable Law and Venue.  The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to the choice or conflicts of law provisions thereof.  The Company intends that the Plan constitutes, and shall be construed and administered as, an unfunded plan of deferred compensation.  In addition, the Plan is intended to comply with the requirements of Section 409A, including any official guidance issued thereunder.  Notwithstanding any other provision, the Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Board deems necessary to comply with such requirements Section 409A and to avoid the imposition of any additional tax thereunder.  This current restatement shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent necessary to comply with such  requirements of Section 409A.  If the Company or any Director or beneficiary initiates litigation related to the Plan, the venue for such action shall be King County, Washington.

*   *   *   *

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on the __________________ day of ________________________, 2008.

Weyerhaeuser Company

By:  ___________________________________
Its:  ___________________________________